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                                                             Exhibit (10) - (52)

                       [Letterhead of The LTV Corporation]



                                 March 20, 2001

Mr. William H. Bricker
Chairman and Chief Executive Officer
The LTV Corporation
200 Public Square
Cleveland, Ohio 44114-2308

                  Re:      Revised Employment Terms
                           ------------------------
Dear Bill:

         The purpose of this letter is to set forth the revised principal terms of your employment as Chairman and Chief Executive Officer of The LTV Corporation and LTV Steel Company, Inc. (collectively, the "Company"). You and the Company previously entered into a letter agreement agreed to by the Company and yourself on November 8, 2000. This letter amends and restates such letter agreement. The principal terms of your employment are as follow:

         1. SIGNING BONUS. In consideration of your agreement to assume the duties and responsibilities of the Chairman and Chief Executive Officer, effective November 9, 2000, the Company paid you an up-front bonus of $200,000 in cash.

         2. BASE SALARY. During the term of this letter agreement, the Company will pay you a base salary at the rate of $700,000 per year (or at a higher rate as the Board of Directors, from time to time, may determine), payable in installments in accordance with the practices followed by the Company for its senior officers.

         3. RETENTION PAYMENT. You will receive a retention payment in the amount of $1 million. One third, or $333,333, of the retention payment will be paid on June 30, 2001, one third, or $333,333, will be paid on December 31, 2001, and one third, or $333,334, will be paid on June 30, 2002, subject in each case to your continued employment until such respective date. The Company's obligations to make the retention payment shall be secured in a trust to be established for the benefit of you and other employees of the Company and certain affiliates, as provided in an order of the United States Bankruptcy Court, Northern District of Ohio, Eastern Division, dated March 20, 2001, in Jointly Administered Case No. 00-43866, In re: LTV Steel Company, Inc., a New Jersey corporation, ET AL.


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         4. ACCELERATION OF PAYMENTS; ETC. Payments pursuant to Paragraph 2 and
Paragraph 3 will be accelerated and paid in a single lump sum on the earliest of the confirmation of a plan of reorganization of the Company, a decision to liquidate the Company or LTV Steel Company, Inc., the appointment by the Board of Directors of the Company of a successor Chief Executive Officer of the Company, the involuntary termination by the Company of your employment without cause, or your death. In the event of your disability during the term of this letter agreement, the unpaid balance of your base salary for the remainder of the term and the unpaid balance of your retention payment will be paid to you on the due dates for such payments. These payments are in addition to any other compensation you may receive as a director of the Company. In the event of your termination for cause, no further base salary or retention payment will be payable.

         5. NO OTHER BENEFIT PLANS AND PROGRAMS. Except as otherwise provided herein, during the term of this letter agreement, you hereby waive the right to participate in the Company's medical and life insurance programs, and all other pension and welfare benefit plans, programs and perquisites, including without limitation the Company's Change In Control Severance Pay Plan and the Executive Severance Plan.

         6. STOCK OPTION GRANT. Effective November 9, 2000, the Board of Directors of the Company awarded you nonqualified stock options for an aggregate of 500,000 shares of Common Stock, par value $0.50 (the "Common Stock") with an exercise price per share equal to $1.00, the fair market value of the Common Stock on such date. These options are stand-alone and are not subject to the terms of the Company's Amended and Restated Management Incentive Program. The options are for a term of 10 years, are exercisable commencing October 31, 2001 and contain such other terms and conditions as are provided in the Nonqualified Stock Option Agreement dated November 9, 2000 covering such options.

         7. BUSINESS EXPENSES. You will be reimbursed for reasonable business expenses in accordance with Company policy.

         8. HOUSING AND TRANSPORTATION. The Company will provide you with a suitable furnished apartment, including all utilities, and an annual automobile allowance of $15,000, less applicable taxes.

         9. SUCCESSOR. If, during the term of this letter agreement, the Board identifies and elects a successor to you as Chief Executive Officer of the Company, you agree to resign as such upon such election; provided, however, that your base salary under Paragraph 2 and your full $1 million retention payment will be paid as provided under Paragraph 4, and all unvested options granted under Paragraph 6 will vest.

         10. CHANGE IN CONTROL. In the event of your involuntary termination of employment by the Company during the term of this letter agreement following a change in control of the Company, your base salary for the balance of such term and the retention payment will be paid to you in a single lump sum promptly following your termination of employment. The term



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"change in control" will have the meaning given such term in the Nonqualified
Stock Option Agreement between the Company and you dated November 9, 2000.

         11. TERM. The term of this letter agreement will be for a period commencing November 9, 2000, and ending on the later of June 30, 2002 or one year from the date of the approval of the terms of this letter agreement by the United States Bankruptcy Court in the order described in Paragraph 3.

         If the foregoing correctly reflects your understanding of your employment terms with the Company, please sign and return the enclosed copy of this letter (which may be signed in one or more counterparts and all of which together will constitute one and the same agreement) to evidence your agreement to the foregoing and return it to the Company in the enclosed envelope. The second copy is for your files.

                                       Sincerely yours,

                                       THE LTV CORPORATION



                                       By: /s/ Glenn J. Moran
                                           --------------------------------

                                       LTV STEEL COMPANY, INC.


                                       By: /s/ Glenn J. Moran
                                           --------------------------------

AGREED TO AND ACCEPTED:


/s/ William H. Bricker
--------------------------------
William H. Bricker